Exhibit 99.2

For Immediate Release Contact: Joe Favorito 212-356-4003 jf@ifl.tv

INTERNATIONAL FIGHT LEAGUE (IFL) BECOMES PUBLICLY TRADED COMPANY

Completes Merger and Begins Trading Under New Stock Symbol: IFLI

NEW YORK, November 29, 2006- International Fight League, Inc. (OTC.BB: IFLI), the world’s first team-based professional mixed martial arts league, today reached another milestone in its early history, becoming one of a handful of professional sports entities to be traded as a public company.  Effective today, the IFL begins trading on the over the counter bulletin board under the symbol “IFLI.”

“This is a landmark day for all fight sports, ranging from Mixed Martial Arts (MMA) to professional boxing,” said IFL CEO Gareb Shamus.  “As a publicly traded sports entity, the IFL will be able to help the sport grow beyond its current boundaries and move into the mainstream with both fans and business partners.  MMA has seen some significant growth in the last few years, from the emergence of the Ultimate Fighting Championship (UFC) on Spike TV to increasing ratings and attendance numbers, and we expect our model to add to that success in this new expanded international sports marketplace.”

“For a long time, champions of the sport like Ken Shamrock, Frank Shamrock, Renzo Gracie, Matt Lindland, Bas Rutten, Antonio Inoki and Pat Miletich have never been able to achieve the renown in the mainstream that they have long sought,” said IFL Commissioner Kurt Otto.  “By becoming a public company and having them part of the IFL, we feel that not only these legends, but the next wave of athletes, will get more of what they work for and deserve in terms of recognition.  It’s a great day for all fans, business partners and competitors in the sport of Mixed Martial Arts.”

The IFL, which began less than eight months ago with the IFL “Legends Championship” at the Trump Taj Mahal in Atlantic City, New Jersey has already experienced success on every level.  Early developments have included:

•                  A deal with Fox Sports Net (FSN) to cover the initial IFL events that grew from three hours in the spring to 10 hours in the fall and pulled in millions of viewers.

•                  Initial business partners such as Microsoft’s XBox, Suzuki, Dale and Thomas Popcorn, Coca Cola’s Vault brand and Sandal’s Resorts.

•                  Attendance at events in Atlantic City, Portland, Oregon and Moline, Illinois exceeded original projections.

•                  The attendance at the Mohegan Sun in Uncasville, Connecticut for the “World Team Championship” final on Friday December 29 is also expected to be near-capacity.

The League will very soon announce its 11 date schedule for its 2007 regular season, and will begin 2007 with a 12 team field representing 10 United States cities (including four teams in California, two in Illinois and others) Toronto, Ontario and Tokyo, Japan.  The League plans further expansion to include additional teams from around the globe.

Each of the nine regular season IFL events will consist of four teams – each with an athlete in all five weight classes competing – along with a special Superfight, for a minimum of 11 bouts per card.   The team that wins the best three of five match setup will be declared the team winner for the match, similar to collegiate and high school wrestling meets. The IFL also differs from other MMA organizations in that the bouts are held in an oversized five rope boxing ring with three four minute rounds, each designed to create the most compelling in-arena experience for local fans.

All events will be subject to the rules and approval of the applicable state athletic commission.  The scoring system is similar to professional boxing as well.  However, in the event of a draw, a fourth round will take place to decide a winner.

The four IFL regular season teams with the best records will move on to the IFL semi-finals expected to be in early August, 2007, with the first IFL Team Champion expected to be crowned in mid-September, 2007.

After receiving the requisite shareholder approval at Monday’s special meeting of Paligent, Inc. (OTC.BB: PGNT) shareholders, the IFL completed its previously announced merger with Paligent, which was effective at 1:01 A.M. this morning.  The merger became effective immediately after a 1-for-20 reverse stock split by Paligent.  Immediately following the merger, Paligent changed its name to International Fight League, Inc.  Shareholders of Paligent will continue to own their post-split shares, but will be entitled to receive new certificates representing the same number of IFL shares of common stock as the number of post-split Paligent shares they held, which will constitute approximately 5% of the outstanding stock of IFL.  The holders of the pre-merger International Fight League, Inc. shares of common stock (including the converted Series A preferred stock) will be entitled to receive approximately 1.032373 shares of post-merger Paligent shares of common stock, which will constitute approximately 95% of the outstanding stock of IFL.  Letters of transmittal will be sent to appropriate holders for them to receive their new shares.

About the IFL

International Fight League™ (IFL) is the world’s first professional mixed martial arts sports league. IFL has its headquarters in New York, NY and offices in Las Vegas, NV.  For more information about IFL, please see:  www.ifl.tv

Forward-Looking Statements: This release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and IFL’s management’s expectations, hopes, beliefs, intentions or strategies regarding the future financial condition, and results of operations.  There can be no assurance that future developments actually affecting IFL will be those anticipated.

Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include the risks and uncertainties such as the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; effects of competition, including locations of competitors and operating and market competition.. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

IFL undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. This press release may include the opinions of IFL and does not necessarily include the views of any other person or entity.

The names of all International Fight League, Inc. televised and live programming, teams, images, and logos are trademarks, which are the exclusive property of International Fight League, Inc.  All other trademarks and tradenames mentioned in this release are the property of their respective owners, and are not affiliated with IFL in any way.

— IFL —